EXHIBIT 24.1

POWER OF ATTORNEY OF DIRECTORS

KNOW ALL PERSONS BY THESE PRESENTS:

Each of the undersigned directors of Applied Materials, Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints Michael R. Splinter, George S. Davis and Joseph J. Sweeney and each of them with power to act alone, his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute a Registration Statement or Registration Statements on Form S-8 or other appropriate form, under the Securities Act of 1933, as amended, relating to an additional three million shares of common stock of the Company issuable under the Company’s Stock Purchase Plan for Offshore Employees, and any and all amendments (including post-effective amendments) to such Registration Statement(s), and to file such Registration Statement(s) and any and all amendments thereto, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes, as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, we have hereunto set our hands this 9th day of June, 2009.

/s/ Michael R. Splinter
Michael R. Splinter	Charles Y.S. Liu

/s/ Aart J. de Geus	/s/ Gerhard H. Parker
Aart J. de Geus	Gerhard H. Parker

/s/ Stephen R. Forrest	/s/ Dennis D. Powell
Stephen R. Forrest	Dennis D. Powell

/s/ Philip V. Gerdine	/s/ Willem P. Roelandts
Philip V. Gerdine	Willem P. Roelandts

/s/ Thomas J. Iannotti	/s/ James E. Rogers
Thomas J. Iannotti	James E. Rogers

/s/ Alexander A. Karsner	/s/ Robert H. Swan
Alexander A. Karsner	Robert H. Swan